Mueller Industries, Inc. Reports First Quarter 2011 Results

MEMPHIS, Tenn., April 26, 2011 /PRNewswire/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income was $40.6 million, or $1.07 per diluted share, for the first quarter of 2011. This compares with net income of $34.0 million, or 90 cents per diluted share, for the same period of 2010.

Both the first quarters of 2011 and 2010 had unusual items which were included in net income. In 2011, income of 18 cents per diluted share was included, resulting from the favorable settlement of a legal action. And, in the first quarter of 2010, income of 62 cents per diluted share was included in net income, resulting from an insurance claim. Excluding these unusual items, Mueller's net income for the first quarter of 2011 was $33.8 million, or 89 cents per diluted share, compared with $10.6 million, or 28 cents per diluted share, for the first quarter of 2010. On this basis, net income more than tripled.

Net sales in the first quarter of 2011 amounted to $687.7 million, a 42 percent increase over net sales in the same quarter a year ago. The first quarter of 2011 was a 14-week period while the first quarter of 2010 was a 13-week period.

Financial and Operating Highlights

Regarding the first quarter of 2011, Mr. Karp said:

  "The increase in net sales was primarily due to core product lines -- copper tube, fittings, and brass rod -- of which approximately $82 million was due to increased unit volume and approximately $92 million was due to higher selling prices that reflect increased raw material costs.  The Comex average price of copper was $4.39 per pound in the first quarter of 2011, which compares with $3.28in the first quarter of 2010.
  "Our Plumbing & Refrigeration segment posted operating earnings of $29.7 million.  Net sales for the first quarter of 2011 totaled $380.6 million.  In the same period a year ago, comparable segment earnings were $18.0 million (plus a $22.5 million gain on the settlement of an insurance claim as discussed above) on net sales of $256.7 million.  Volumes and margins were better across most product lines contributing to the improved earnings.
  "Our OEM segment posted operating earnings of $29.6 million during the first quarter of 2011 on net sales of $319.3 million, which compares with operating income of $16.1 million on net sales of $232.2 million for the same period in 2010.  The increase in earnings was primarily due to higher volume and lower costs.
  "Stockholders' equity was $832.3 million which equates to a book value per share of $21.99, of which $10.93 per share is cash.
  "Our current ratio remained solid at 3.7 to 1.  We ended the quarter with $413.9 million in cash and $757.0 million in working capital.
  "As of quarter end, our financial leverage was modest with a debt to total capitalization ratio of 18.9 percent."

Business Outlook for 2011

Regarding the outlook for 2011, Mr. Karp said, "The construction sector remains anemic. On the residential side, foreclosures and the threats thereof weigh on weak demand caused by poor jobs growth, even though mortgage rates are low and favorable affordability conditions exist. As for commercial construction, private nonresidential activity suffers from high vacancy rates.

"Despite these difficult conditions, Mueller achieved a very good first quarter and we remain positive about the outlook for the year."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended
	April 2,	March 27,
	2011	2010
	(Unaudited)

Net sales	$ 687,681	$ 485,268

Cost of goods sold	589,874	413,048
Depreciation and amortization	9,699	10,348
Selling, general, and administrative expense	35,369	37,323
Litigation settlement	(10,500)	-
Insurance gain	-	(22,506)

Operating income	63,239	47,055

Interest expense	(3,348)	(2,532)
Other income, net	1,059	140

Income before income taxes	60,950	44,663

Income tax expense	(20,408)	(9,864)

Consolidated net income	40,542	34,799

Net loss (income) attributable to noncontrolling interest	45	(841)

Net income attributable to Mueller Industries, Inc.	$ 40,587	$ 33,958

Weighted average shares
for basic earnings per share	37,723	37,588
Effect of dilutive stock-based awards	263	94

Adjusted weighted average shares
for diluted earnings per share	37,986	37,682

Basic earnings per share	$ 1.08	$ 0.90

Diluted earnings per share	$ 1.07	$ 0.90

Dividends per share	$ 0.10	$ 0.10

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 380,589	$ 256,662
OEM Segment	319,336	232,204
Elimination of intersegment sales	(12,244)	(3,598)

Net sales	$ 687,681	$ 485,268

Operating income:
Plumbing & Refrigeration Segment	$ 29,683	$ 40,459
OEM Segment	29,646	16,131
Unallocated expenses	3,910	(9,535)

Operating income	$ 63,239	$ 47,055

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 2,	December 25,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 413,922	$ 394,139
Accounts receivable, net	353,321	269,258
Inventories	231,270	209,892
Other current assets	36,583	39,025
Total current assets	1,035,096	912,314

Property, plant, and equipment, net	227,890	229,498
Other assets	119,026	117,184

	$ 1,382,012	$ 1,258,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$ 43,117	$ 32,020
Accounts payable	123,031	67,849
Other current liabilities	111,982	95,258
Total current liabilities	278,130	195,127

Long-term debt	157,226	158,226
Pension and postretirement liabilities	40,995	40,939
Environmental reserves	23,263	23,902
Deferred income taxes	21,915	24,081
Other noncurrent liabilities	808	824

Total liabilities	522,337	443,099

Total Mueller Industries, Inc. stockholders' equity	832,299	788,736
Noncontrolling interest	27,376	27,161

Total equity	859,675	815,897

	$ 1,382,012	$ 1,258,996

	MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter Ended
	April 2,	March 27,
	2011	2010
	(Unaudited)
Operating activities:
Consolidated net income	$ 40,542	$ 34,799
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	9,769	10,389
Stock-based compensation expense	764	704
Gain on disposal of properties	(268)	(6)
Insurance gain	-	(22,506)
Insurance proceeds - noncapital related	-	5,561
Deferred income taxes	(1,924)	(3,623)
Income tax benefit from exercise of stock options	-	(11)
Changes in assets and liabilities:
Receivables	(80,974)	(30,689)
Inventories	(13,471)	3,748
Other assets	2,640	6,938
Current liabilities	70,387	30,899
Other liabilities	(1,084)	155
Other, net	(548)	280

Net cash provided by operating activities	25,833	36,638

Investing activities:
Capital expenditures	(5,050)	(4,479)
Business acquired	(6,882)	-
Insurance proceeds for property damage	-	17,703
Proceeds from sales of properties	132	8
Net withdrawals from restricted cash balances	261	2,524

Net cash (used in) provided by investing activities	(11,539)	15,756

Financing activities:
Dividends paid	(3,772)	(3,759)
Debt issuance costs	(1,942)	-
Issuance of shares under incentive stock option plans
from treasury	7	720
Income tax benefit from exercise of stock options	-	11
Issuance of debt by joint venture, net	9,689	3,436

Net cash provided by financing activities	3,982	408

Effect of exchange rate changes on cash	1,507	(1,623)

Increase in cash and cash equivalents	19,783	51,179

Cash and cash equivalents at the beginning of the period	394,139	346,001

Cash and cash equivalents at the end of the period	$ 413,922	$ 397,180

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LITIGATION SETTLEMENT AND INSURANCE GAIN
(In thousands, except per share data)

Earnings without the litigation settlement in 2011 and without the insurance gain in 2010 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the litigation settlement and insurance gain is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC.  The insurance gain resulted from the final settlement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted by daily operations and are not expected to recur in future periods. Reconciliations of earnings without the litigation settlement and insurance gain to net income as reported are as follows:

	For the Quarter Ended April 2, 2011
			Pro forma
		Impact of	Without
	As	Litigation	Litigation
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 63,239	$ (10,500)	$ 52,739

Interest expense	(3,348)	-	(3,348)
Other income, net	1,059	-	1,059

Income before income taxes	60,950	(10,500)	50,450
Income tax expense	(20,408)	3,675	(16,733)

Consolidated net income	40,542	(6,825)	33,717

Net loss attributable to noncontrolling interest	45	-	45

Net income attributable to Mueller Industries, Inc.	$ 40,587	$ (6,825)	$ 33,762

Diluted earnings per share	$ 1.07	$ (0.18)	$ 0.89

	For the Quarter Ended March 27, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Gain	Gain
	(Unaudited)

Operating income	$ 47,055	$ (22,506)	$ 24,549

Interest expense	(2,532)	-	(2,532)
Other income, net	140	-	140

Income before income taxes	44,663	(22,506)	22,157
Income tax expense (Note A)	(9,864)	(819)	(10,683)

Consolidated net income	34,799	(23,325)	11,474

Net income attributable to noncontrolling interest	(841)	-	(841)

Net income attributable to Mueller Industries, Inc.	$ 33,958	$ (23,325)	$ 10,633

Diluted earnings per share	$ 0.90	$ (0.62)	$ 0.28

(A) Realization of this insurance gain resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

CONTACT: Kent A. McKee, +1-901-753-3208